Exhibit 4.35

HUNTSMAN CORPORATION,

as Issuer,

the GUARANTORS named herein,

and

WILMINGTON TRUST COMPANY,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of August 15, 2002

Amending and Supplementing the Amended and Restated Indenture
Dated as of June 14, 2002

$275,000,000
9 1/2 % Senior Subordinated Notes due 2007

$125,000,000
Senior Subordinated Floating Rate Notes due 2007

SECOND SUPPLEMENTAL INDENTURE, dated as of August 15, 2002 (this “Second Supplemental Indenture”), among HUNTSMAN CORPORATION, a Utah corporation (the “Company”), the persons listed on the signature pages as the Existing Guarantors (collectively, the “Existing Guarantors”), HUNTSMAN CHEMICAL COMPANY LLC, a Utah limited liability company (formerly known as Huntsman Mergco LLC) and successor by merger of Huntsman Chemical Corporation (referred to herein as the “New Guarantor”), and WILMINGTON TRUST COMPANY, as trustee (the “Trustee”), amending and supplementing the amended and Restated Indenture dated as of June 14, 2002 (as supplemented by a First Supplemental Indenture dated as of July 11, 2002, the “Amended and Restated Indenture”), among the Company, the Existing Guarantors, and the Trustee, governing the Company’s 9½% Senior Subordinated Notes due 2007 and Senior Subordinated Floating Rate Notes due 2007 (collectively, the “Notes”).  Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Amended and Restated Indenture.

RECITALS:

WHEREAS, pursuant to Section 11.01 of the Amended and Restated Indenture, any Restricted Subsidiary which, after the date of the Amended and Restated Indenture, becomes a Restricted Subsidiary shall become a Guarantor which shall be bound by the Guarantee of the Notes; and

WHEREAS, as of the date hereof, the New Guarantor has become a Restricted Subsidiary and is required, therefore, to execute this Second Supplemental Indenture pursuant to the terms of Sections 9.01 and 11.01 of the Amended and Restated; and

WHEREAS, the Amended and Restated Indenture is subject to the provisions of the United States Trust Indenture Act of 1939, as amended (the “TIA”), that are required to be part of the Amended and Restated Indenture; and

WHEREAS, the New Guarantor has duly authorized the execution and delivery of this Second Supplemental Indenture and has done all things necessary to make this Second Supplemental Indenture a valid agreement in accordance with its terms.

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes or of any series thereof, as follows:

ARTICLE ONE

INDENTURE

Section 101.  Effect of the Indenture.

Except as specifically provided in this Second Supplemental Indenture, the Amended and Restated Indenture, as heretofore supplemented and amended, shall remain in full force and effect.

ARTICLE TWO

AMENDMENTS TO THE INDENTURE

Section 201.  Addition of Guarantor.

In accordance with Sections 4.19, 9.01 and 11.01 of the Original Indenture, the New Guarantor hereby agrees to guarantee (the “Guarantee”) the Company’s payment obligations under the Notes to the same extent as a Guarantor under Article Eleven of the Amended and Restated Indenture.  Notwithstanding the foregoing, such Guarantee by the New Guarantor of the Notes shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:  (i) the unconditional release of such New Guarantor from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to Section 4.19 of the Amended and Restated Indenture; or (ii) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of all of the Company’s Capital Stock in, or all or substantially all of the assets of, such New Guarantor or the parent of such New Guarantor, as applicable; provided that (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of this Indenture and (b) such assumption, guarantee or other liability of such New Guarantor has been released by the holders of the other Indebtedness so guarantee or (iii) such New Guarantor becoming an Unrestricted Subsidiary in accordance with the Amended and Restated Indenture.

Section 202.  References in the Indenture.

The New Guarantor hereby agrees to be bound by the terms of the Amended and Restated Indenture, as supplemented by this Second Supplemental Indenture to the same extent as if the New Guarantor executed and delivered the Amended and Restated Indenture.  All references in the Amended and Restated Indenture.  All references in the Amended and Restated Indenture to each or any “Guarantor” are hereby deemed to include the New Guarantor.

ARTICLE THREE

MISCELLANEOUS

Section 301.  Effect of Headings.

The Article and Section headings herein are for convenience of reference only and shall not affect the construction hereof.

Section 302.  Governing Law.

Subject to the following sentence, this Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflicts of laws principles thereof.  This Second Supplemental Indenture is subject to the provisions of the TIA that are required to be part of the Revised and Restated Indenture and shall, to the extent applicable, be governed by such provisions.

Section 303.  Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed, all as of the day and year first above written.

COMPANY:

HUNTSMAN CORPORATION, as Issuer

By:	/s/ Sean Douglas
Name:	Sean Douglas
Title:	Vice President and Treasurer

NEW GUARANTOR:

HUNTSMAN CHEMICAL COMPANY LLC

By:	/s/ David H. Huntsman
Name:	David H. Huntsman
Title:	Vice President

EXISTING GUARANTORS:

HUNTSMAN FUELS, L.P.

By:	/s/ Don H. Olsen
Petrostar Fuels LLC, its Manager
Name:	Don H. Olsen
Title:	Vice President

PETROSTAR FUELS LLC

By:	/s/ Don H. Olsen
Name:	Don H. Olsen
Title:	Vice President

PETROSTAR INDUSTRIES LLC

By:	/s/ Sean Douglas
Name:	Sean Douglas
Title:	Vice President

AIRSTAR CORPORATION
HUNTSMAN PETROCHEMICAL CORPORATION
HUNTSMAN POLYMERS CORPORATION
JK HOLDINGS CORPORATION

By:	/s/ Sean Douglas
Name:	Sean Douglas
Title:	Vice President

HUNTSMAN GROUP INTELLECTUAL
PROPERTY HOLDINGS CORPORATION
HUNTSMAN HEADQUARTERS CORPORATION
HUNTSMAN INTERNATIONAL CHEMICALS CORPORATION
HUNTSMAN INTERNATIONAL TRADING CORPORATION
HUNTSMAN MA INVESTMENT CORPORATION
HUNTSMAN PETROCHEMICAL CANADA HOLDINGS CORPORATION
HUNTSMAN POLYMERS HOLDINGS CORPORATION
POLYMER MATERIALS INC.

By:	/s/ Jon M. Huntsman
Name:	Jon M. Huntsman
Title:	Chairman

HUNTSMAN EXPANDABLE POLYMERS COMPANY LC

By:	/s/ David H. Huntsman
Huntsman Chemical Company LLC, its Manager
Name:	David H. Huntsman
Title:	Vice President

HUNTSMAN PETROCHEMICAL PURCHASING CORPORATION

By:	/s/ David H. Huntsman
Name:	David H. Huntsman
Title:	President

HUNTSMAN PROCUREMENT CORPORATION

By:	/s/ Todd Zagorec
Name:	Todd Zagorec
Title:	Vice President

HUNTSMAN INTERNATIONAL SERVICES CORPORATION

By:	/s/ Sean Douglas
Name:	Sean Douglas
Title:	Vice President

HUNTSMAN PURCHASING, LTD.

By:	/s/ Todd Zagorec
Huntsman Procurement Corporation, its General Partner
Name:	Todd Zagorec
Title:	Vice President

TRUSTEE:

WILMINGTON TRUST COMPANY, as Trustee

By:
Name:
Title: